IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

   ROBERT BARBIERI,                   )
                                      )
                       Plaintiff      )
                                      )
        v.                            )
                                      )         Civil Action No. 14239
   SWING-N-SLIDE CORP., A Delaware    )
   corporation; THOMAS R. BAER,       )
   RICHARD G. MUELLER, ANDREW W.      )
   CODE, JAMES M. DODSON, PETER M.    )
   GOTSCH, TERENCE S. MALONE, HENRY   )
   B. PEARSALL, BRIAN P. SIMMONS,     )
   GREENGRASS HOLDINGS and            )
   GREENGRASS MANAGEMENT LLC,         )
                                      )
                         Defendants.  )


                              STIPULATION AND ORDER

             Subject to the approval of the Court, the parties hereby stipulate and agree:

             1. The Stipulation and Order dated February 7, 1996 is hereby vacated.

             2. Plaintiff's Motion For A Temporary Restraining Order and Plaintiff's Motion For a Preliminary Injunction are withdrawn without prejudice (other than as specifically described herein). Plaintiff shall not seek any injunctive relief, emergency or otherwise, against any of the transactions contemplated by that certain Transaction Agreement dated January 4, 1996 ("Transaction Agreement") between Swing-N-Slide Corp. ("Company") and GreenGrass Holdings ("Purchaser") or the transactions otherwise described in Purchaser's Tender Offer for common stock of Company (including, without limitation, Purchaser's purchase of Debentures).

             3. Purchaser previously agreed with Plaintiff to extend the expiration of its tender offer until noon on Monday, February 12, 1996. Purchaser hereby agrees to a further extension of its tender offer until Midnight E.S.T. on Wednesday, February 14, 1996. Purchaser shall publicly announce such extension.

             4. Pursuant to the Transaction Agreement, Purchaser has agreed to offer to each stockholder of Company the right to purchase its pro rata share of Debentures (as defined in the Transaction Agreement) on the basis of the number of Shares held by such stockholder as of the record date for such offering to stockholders. The Debentures shall contain the following terms:

                  (a) Debentures offered to stockholders (other than Purchaser) shall be convertible into common stock of Company at the rate of one (1) share of common stock for each $4.70 principal amount of Debentures. Debentures purchased by Purchaser shall have a conversion rate of $4.80 per share.

                  (b) Debentures shall be offered to stockholders (other than Purchaser) in one dollar increments in order to permit holders of odd lot amounts of common stock to participate on a pro rata basis in the offering of Debentures to stockholders.

                  (c) The Debenture offering to stockholders (other than Purchaser) shall occur no earlier than ninety (90) days after the Purchase Date (as defined in the Transaction Agreement) and the offering shall remain open for acceptance by stockholders for not less than sixty (60) days.

                  (d) In the event of prepayment for any reason of the Debentures, stockholders shall have not less than thirty (30) days prior written notice during which stockholders may elect to exercise conversion rights under the Debentures.

                  (e) Company shall use reasonable efforts to cause market makers in Company common stock or other persons or entities to make a market in Debentures (it is agreed and understood that the ability of Company to procure a market maker in the Debentures will depend, in part, on the amount of Debentures purchased by stockholders (other than Purchaser) and there is no commitment intended hereby with respect to the liquidity of the market for Debentures).

             5. Plaintiff may tender shares of common stock of Company owned by Plaintiff in the Tender Offer without prejudice to any rights or claims Plaintiff has made in connection with this action.

             6. The parties further agree and stipulate that neither the withdrawal of Plaintiff's Motion For A Temporary Restraining Order and Plaintiff's Motion For A Preliminary Injunction, nor Defendants' agreement set forth herein shall be considered an admission or a waiver of any claims or positions by any party in any subsequent stage of these proceedings, except as specifically described herein.

   PRICKET, JONES, ELLIOTT,             MORRIS, NICHOLS, ARSHT & TUNNELL
   KRISTOL & SCENEE
                                        /s/  Donald E. Reid
   /s/ Michael Hanrahan                 Donald E. Reid
   Michael Hanrahan                     1201 N. Market Street
   Elizabeth M. McGeever                18th Floor
   1310 King Street                     P.O. Box 1347
   P.O. Box 1328                        Wilmington, DE 19801
   Wilmington, DE 19801                 (302) 658-9200
   (302) 888-6500                       Attorneys for Defendants other
   Attorneys for Plaintiff              than GreenGrass Holdings and
                                        GreenGrass Management LLC

                                        FOLEY & LARDNER

                                        /s/ Martin D. Mann
                                        Martin D. Mann
                                        Douglas Hagerman
   SO ORDERED this 13th day of          777 East Wisconsin Avenue
   February, 1996.                      Milwaukee, WI 53207
                                        (414) 271-2400
                                        Attorneys for Defendants
   /s/                                  GreenGrass Holdings and
   Vice Chancellor                      GreenGrass Management LLC